Exhibit 10.25

EMPLOYMENT AGREEMENT
James E. Burden

THIS EMPLOYMENT AGREEMENT ("Agreement") is made to be effective as of the 1st day of April, 2010 (“Starting Date”) between PAXTON ENERGY, INC., a Nevada corporation (“Paxton”), and JAMES E. BURDEN (“Employee”).

R E C I T A L S

A.  Paxton (OTC BB: PXTE), whose principal office is located in Carson City, Nevada, on or about March 17, 2010 executed an agreement with Employee that provides for a change of control of Paxton and contemplates an infusion of capital and acquisition of producing and non-producing oil and gas properties.

B.  The new board of directors of Paxton in place pursuant to such agreement has authorized Paxton to hire and employ Employee.

C.  Paxton desires assurance of the continued association and services of Employee in order to retain his experience, abilities, and knowledge and is therefore willing to engage his services on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.   Hiring.    Paxton hereby hires and employs Employee, and Employee accepts such hiring, as a full-time regular employee and agrees to perform the duties specified below on the terms and conditions hereafter described.

2.   Duties.   Employee agrees to the extent of the time commitment set forth below to devote Employee’s undivided attention to the performance of the following services to Paxton:

A.
Employee shall be a full-time regular employee and shall devote at least ninety-five percent (95%) of each work week of 40 hours per week on behalf of Paxton.  Paxton acknowledges that Employee serves as a director, officer, and advisor to other companies (“Outside Activities”).  Employee may spend limited time involved with such “Outside Activities.”  Employee shall pursue such Outside Activities in a way to fit into the affairs of Paxton and without interference with Employee’s responsibilities and duties to Paxton under this Agreement and shall disclose to the board of directors upon request and from time to time the nature and details of his Outside Activities.

B.
Employee shall act initially as and shall have the title of President and Secretary of Paxton.  Employee shall perform the variety of tasks within the scope of Employee’s title, including those described in the Bylaws of Paxton, and shall have the responsibility, subject to the direction of the chief executive officer, to oversee day to day operations of Paxton, act as the chief operating officer, oversee regulatory, SEC and SOX compliance, assist in the implementation of Paxton’s business plan and budget approved by the board of directors of Paxton, and carry out duties and responsibilities customarily associated with the position of President and Secretary.  Employee shall interface with and oversee the performance of other officers, employees, and consultants of Paxton regarding the implementation of the various initiatives undertaken by Paxton.

C.
Employee shall comply with Paxton’s written policies set out in Paxton’s Employee Handbook.  Employee agrees to comply with the matters set forth in the Employee Handbook and acknowledges that such policies, from time to time, may be changed subject to giving notice to Employee.

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D.
Although the principal office of Paxton is located in Carson City, Nevada, Paxton’s main business activities are located in Texas, Kentucky, and other states; thus Employee may work remotely from the principal office.

E.
Employee shall account for any and all property of Paxton that may come into Employee's possession in the course of the employment, and at the termination, Employee agrees to turn in and settle for all such property.

F.
Employee hereby grants to Paxton the right to use Employee’s name, picture, and curriculum vitae in connection with any brochures, web sites, slide presentations, offering memoranda, and other materials describing Paxton and Employee as part of the management team.

G.
Paxton, by action of the board of directors, reserves the right to change, either by increasing or decreasing, the duties of Employee and to designate other duties and responsibilities of Employee within the general scope of the foregoing.

3.    Term and Termination.

A.  Subject to earlier termination as provided in this agreement, Employee shall be employed for a term (the “Term”) commencing on the Starting Date and ending on December 31, 2012; provided, however, that unless Paxton or Employee gives written notice to the other party at least sixty (60) days prior to the expiration of the Term then in effect, the Term of this agreement shall be extended for an additional term of one year from January 1st to December 31st of the ensuing year.  The “Term” shall include any automatic extensions pursuant to the provisions of the preceding sentence.

B.  Paxton may terminate this agreement without cause upon six (6) months prior written notice and upon the payment (“Severance Amount”) equal to: (i) one year’s Base Salary from the effective date of the termination; (ii) the vesting of any granted, but unvested, stock options under the Option Plan, plus (iii) any Incentive Compensation based on transactions that are under an agreement or signed letter of intent as of the effective date of termination, subject to their closing within six (6) months of the effective date of termination.

C.      Paxton may terminate this agreement at any time without notice if Employee commits any material act of dishonesty, is guilty of gross carelessness or misconduct, or unjustifiably neglects his duties under this agreement, or acts in any way that has a direct, substantial, and adverse effect on Paxton’s reputation.

D.      Employee may terminate this agreement by giving Employer four (4) months’ prior written notice of resignation.

E.      If, at the end of any calendar month during the Term, Employee is or has been for four (4) consecutive full calendar months then ending unable, due to mental or physical illness or injury, to perform his duties under this agreement in his normal and regular manner, this agreement may be terminated upon action of the board of directors.

F.      If Employee dies during the Term, this agreement shall be terminate on the last day of the calendar month of his death.   In such case, the personal representatives or heirs of Employee shall be entitled to receive the Severance amount set forth in subparagraph 8B.

4.      Compensation.  A.  Paxton shall pay Employee for the services rendered hereunder during the Term a Base Salary of Fifteen Thousand Dollars and 00/100 ($15,000.00) per month for Employee’s commitment to Paxton (“Base Salary”).  The Base Salary shall be payable as current salary in two semimonthly installments for work performed from the 1st to the 15th day and from the 16th day to the last day of each calendar month.  If the Term begins on a day other than the 1st or ends on a day other than the last day of a month, Compensation for such month shall be prorated based on the number of days of the Term in such month.   Employee acknowledges that Paxton is in the process of raising capital in order to carry out the business plan in effect following the change of control.  In the event Paxton is unable to obtain sufficient funding in order to pay the Base Salary during the initial two months of the Term of this agreement, Employee agrees that the Base Salary for such months may be accrued and shall be paid to Employee over a period prior to August 1, 2010.

Exhibit 10.25 - Page 2 of 6

B.      In addition to the Base Salary, Paxton shall pay to Employee as incentive compensation (“Incentive Compensation”) a sum equal to three quarters of one percent (0.75%) of the gross transaction value of any acquisition of oil or gas assets or gross transaction value of any sale or merger transaction made by Paxton during the Term of this agreement other than those acquisitions contemplated under the Change of Control Agreement.  The acquisitions under the Change of Control Agreement, which will be made for stock to be issued by Paxton, are excluded from transactions which will give rise to Incentive Compensation.  The Incentive Compensation shall be payable in cash and shall be paid in one lump sum or in installments over the months remaining in the calendar year in which the Incentive Compensation was earned.  The Compensation Committee to be appointed by the board of directors of Paxton may adopt an incentive bonus plan for management based upon the occurrence of various other milestones. Employee shall be entitled to participate in any other management incentive plan and in fringe benefits adopted by Paxton during the Term to the extent they are based on milestone conditions other than those described above in this subparagraph B.

C.      Paxton intends to adopt a stock option plan entitled the Paxton, Inc. 2010 Stock Option Plan (the “Option Plan”).  Grants of options are made by the administrative committee designated in the Option Plan.  In addition to the Compensation payable in cash, Paxton shall recommend to the administrative committee that Employee be granted the right to purchase up to three million (3,000,000) shares of the Paxton’s common stock at a price to be designated by the committee on the date of grant.  The grant will be subject to a vesting schedule and other terms of the Option Plan and the stock option agreement.  The standard vesting schedule provides one-fourth of the option shares vest twelve (12) months following the date of commencement of employment and the remaining option shares vest on a monthly basis thereafter over the following thirty-six (36) months.

D.      Paxton’s payroll, fringe benefits other than the Option Plan, and human resource management services are expected to be provided through a professional employer organization (“POE”).  Under Paxton’s arrangement with the POE, and to take advantage of the POE’s benefit package, Employee’s employer of record for purposes of payroll, fringe benefits, and human resource matters may be the POE; however, the board of directors of Paxton or a Compensation Committee established by the board shall be responsible for overseeing Employee’s work and reviewing Employee’s performance.  Employee will execute forms and agreements provided by the POE to accomplish these purposes and to gain access to the POE’s website for Paxton.

E.      Employee shall be entitled to the fringe benefits provided by Paxton to its regular employees, such as paid vacation time, sick leave, and medical and dental insurance on the terms and as described in the Employee Handbook and in the Paxton dedicated POE website and on-line self-service portal.  No representation is made whether any of these fringe benefits will continue to be offered on the same basis.  Benefits may be changed from time to time by Paxton, provided changes apply uniformly to all regular employees.

F.      Paxton’s board of directors or a Compensation Committee appointed by the board of directors shall review Employee’s Base Salary, his Incentive Compensation, and other benefits not less frequently than every twelve months.  Following such review, the board or the Compensation Committee may in its discretion increase (but shall not be required to increase) Employee’s Base Salary, Incentive Compensation, and other benefits, but may not decrease Employee’s Base Salary and Incentive Compensation during the time he serves as Chief Executive Officers.  The amount of such adjustment shall be effective upon the execution of either a written amendment to this Agreement or a Paxton, Inc. Payroll Data Change form.  As a salaried exempt employee, Employee will not be entitled to additional compensation for any over-time additional hours worked to complete assignments or work when reasonably required by business needs.

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G.      Employee acknowledges and agrees that: (i) payments made to Employee pursuant to Employee’s employment by the Paxton shall be subject to withholding of applicable taxes; (ii) Employee shall be obligated to report as income all compensation received by Employee pursuant to this Agreement; and (iii) Employee shall pay all applicable taxes due on such compensation in the case of under-withholding by the Paxton.

H.      Paxton shall reimburse Employee for all reasonable, authorized expenses incurred in furtherance of, or in connection with, Employee’s performance of the Services, in accordance with the Paxton's expense reimbursement policies as in effect from time to time.

I.  Employee is the sole shareholder of James E. Burden, Inc. (“JEB Inc.”).  JEB Inc. has provided and is continuing to provide Paxton a variety of services and the use of facilities of JEB, Inc. during the period from the Starting Date until August 31, 2020.  In consideration therefor, Paxton agrees, as its cash flow permits, but in no event later than August 31, 2010, to pay JEB, Inc. the one-time cash sum of Thirty Thousand Dollars ($30,000.00) to reimburse JEB, Inc. for the sums and expenditures made and the services provided by JEB, Inc. to Paxton.

5.  Indemnification.   A.  To the maximum extent permitted by law and its Bylaws, Paxton agrees to indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Paxton.  To the same extent, Paxton will pay, and subject to any legal limitations, advance all expenses, including reasonable attorney fees and costs of settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit, or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of Paxton.

B.      Paxton shall obtain and maintain directors’ and officers’ liability insurance in a limit of at least $5.0 million and employment practices liability covering Employee. Employee shall be entitled to the protection of any such insurance policies against all costs, charges, and expenses in connection with any action, suit, or proceeding to which Employee may be made a party by reason of his affiliation with Company

6.      Notices.  Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service or other courier for overnight delivery, charges prepaid; (iii) at the earlier of its receipt or five days after deposit in a regularly-maintained receptacle for the deposit of the United States mail, first-class postage prepaid, addressed as described below; or (iv) using the electronic mail addresses set forth on the signature page or assigned by Paxton to employee, upon confirmation that the notice has been transmitted successfully to the receiving party’s electronic mail address, subject to the limitations set forth in any other applicable statute. In the event of any conflict between the mailing address or the electronic mail addresses set forth below and those in the books and records of Paxton, copies of the notices and communications shall be sent all such addresses and numbers. Either party may change any such address or electronic mail address for notice purposes by a notice given in this manner.

      Assignment.   This Agreement shall not be terminated by Paxton’s voluntary or involuntary dissolution or by any merger in which Paxton is not the surviving or resulting corporation, or on any transfer of all or substantially all of Paxton’s assets.  In the event of any such merger or transfer of assets, the provisions of this agreement shall be binding on and shall inure to the benefit of the parties and their respective legal representatives, successors, and assigns.  Employee acknowledges that this is an agreement for Employee’s personal services and agrees that Employee shall perform them individually and may not assign his rights nor transfer his obligations under this Agreement to any other party.

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8      Dispute Resolution - Mandatory Mediation and Arbitration as EXCLUSIVE Remedies.

A. The parties agree that all claims, disputes, or controversies arising out of or relating to this Agreement, negotiations related thereto, performance during the Term, and/or matters relating to the cessation of the relationship with Paxton shall be resolved and determined exclusively under the mandatory mediation and arbitration procedures described below.  By way of example only, such claims include claims under U.S. federal, state, and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, the law and regulations regarding employment, the law of contract and the law of torts.

B.  Before filing for mandatory and binding arbitration with respect to any dispute, controversy, or claim arising out of or relating to this Agreement, the parties shall be obligated first to seek by good faith efforts to resolve such matter by mediation.  As a condition precedent to filing for mandatory arbitration, a Notice of Claim shall be sent to the other party.  The Notice of Claim shall specify the nature of the dispute, controversy, and claims and shall include the name of a proposed independent third party mediator or organization of mediators who shall be located in Reno, Nevada or other place designated in the notice.  The party receiving the Notice of Claim shall within fifteen days thereafter either consent to mediate the matter in front of the mediator or organization of mediators so proposed or suggest an alternative mediator or organization of mediators likewise so located.  The parties shall undertake good faith efforts for a period of thirty days thereafter to appoint a mediator and submit the dispute, controversy, and claims to mediation.

C.  If the mediation attempt is unsuccessful, either party thereafter shall be entitled to seek binding arbitration.  The parties by mutual consent may elect to have the mediator act as the neutral arbitrator to render mandatory and binding decision.  If either party objects to having the mediator act as the binding arbitrator, the dispute shall be referred to the American Arbitration Association (“AAA”) for appointment of a neutral arbitrator for a mandatory final and binding determination pursuant to the Commercial Rules (the “Rules”) of the AAA.  Such arbitration shall be administered by the AAA and shall be held in the place agreed upon by the parties or designated by AAA.  Binding arbitration shall be initiated by a written request for arbitration delivered by one party to the other party and to the AAA.  A neutral arbitrator will be selected in accordance with the Rules.  Pending the hearing, the parties shall be entitled to undertake discovery proceedings, including the taking of depositions.  Promptly following the closing of the hearing, a final decision will be made concerning the disputed matter, which decision and the basis therefor will be in writing and delivered to the parties.  The final decision of the arbitrator will be binding on the parties and enforceable in any court of law having jurisdiction thereof.  Pending final decision of the disputed matter, the parties will continue diligently to observe and perform the terms of this Agreement.  In such arbitration, (i) Paxton will bear the costs of arbitration, including the costs of the arbitrator and AAA fees; (ii) the prevailing party will be entitled to any statutory, contractual, or other recovery to which the party would be entitled in a court of law; and (iii) all matters regarding enforcement and interpretation hereof shall be governed by the laws of the State of Nevada without regard to its choice of law principles.

D. The parties acknowledge that a breach of certain provisions of this Agreement may result in irreparable harm to a party, the nature and extent of which may be difficult to measure in damages, and for which damages will not be an adequate remedy.  The parties therefore agree that, in addition to any other right or remedy which a party may have for a breach thereof, an arbitrator may order an injunction or other equitable relief and such order may be enforced by an appropriate court.

E.  On any action for the breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

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THE PARTIES HAVE READ AND UNDERSTAND THAT THIS SECTION SETS OUT MANDATORY MEDIATION AND ARBITRATION PROCEDURES TO RESOLVE ALL DISPUTES HEREUNDER.  BY SIGNING THIS AGREEMENT, EACH PARTY AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF, TO BINDING ARBITRATION AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL.

	/s/ JEB	/s/ CV
SO ACKNOWLEDGED AND AGREED:	____________________	____________________
	Employee’s Initials	Initials of Paxton’s Agent

9.      Amendments.   This Agreement may be amended at any time, but any amendment must be in writing and signed by both parties.

10.   Counsel Input.  The parties acknowledge that each of them and their counsel have reviewed or have had an opportunity to review and revise this Agreement.  Employee acknowledges that Employee had sufficient time to review, and has carefully reviewed and fully understands, all the provisions of this Agreement and is knowingly and voluntarily entering into this Agreement. The parties agree that the rule to the effect that any ambiguities shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.   No Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

12.   Severability.  If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.  If any such court shall decline to enforce any provision of this Agreement, such provisions shall nevertheless be enforced to the greatest extent such court shall deem lawful.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth herein.
EMPLOYEE:	PAXTON:
Paxton, Inc.
a Nevada corporation

/s/ James E. Burden		/s/ Charles Volk
________________________________	By:	__________________
JAMES E. BURDEN	Its:	Chairman/CEO

ADDRESS AND EMAIL ADDRESS:

Employee:	James E. Burden	Paxton:	Paxton, Inc. - Attention: CEO
	137 Hagar Avenue		P.O. Box 1148
	Piedmont, CA 94611		Zephyr Cove, NV 89448-1148
	jimb@paxenergyinc.com		Delivery: 295 Highway 50, Suite 2
Stateline, NV 89449
chasv@paxenergyinc.com

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